Exhibit 19

Policy Category: Legal	Policy No.: LG-3	Effective Date: 8/28/2024
Insider Trading and Disclosure Policy	Version: 1.0.1	Owner: General Counsel

1.Purpose

This Insider Trading and Disclosure Policy (“Policy”) is made as part of the overall risk management program of Hillenbrand, Inc. (“Hillenbrand” or “HI”). References to the “Company” in this Policy refer to Hillenbrand and any of its subsidiaries. The Policy governs trading in HI stock and other securities by certain persons, as well as disclosure of certain information. “Trading” encompasses buying and selling in the open market or negotiated transactions, giving and receiving of gifts (including charitable contributions), and all other transactions in Company securities not specifically excluded hereunder.

2.Scope and Application

This Policy applies to all members of the Hillenbrand Board of Directors, all officers and employees of the Company, and any consultants, advisors, and contractors of the Company that the Company designates. The Policy also applies to the immediate families of all persons identified above and any trusts (or similar entities) controlled by or benefiting such persons. Your “immediate family” includes your spouse, parents, grandparents, children, grandchildren, and siblings, including any such relationship that arises through marriage or adoption. It also includes members of your household, whether or not they are related to you.

Part 4 of this Policy imposes additional restrictions on a sub-group of persons subject to this Policy, as identified in Part 4.

The Office of the General Counsel of Hillenbrand, Inc. is available to answer any questions regarding this Policy or related rules and laws. Contact information for the General Counsel’s Office can be found at the end of this Policy. Regardless of the specific requirements of this Policy, you are strongly urged to contact the General Counsel’s Office well in advance of any proposed purchases or sales of Hillenbrand stock or other securities by you or any member of your family.

3.Insider Trading

The following are the general insider trading rules that apply to all HI directors, all Company officers and employees, and all consultants, advisors, and contractors designated by the Company. It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company, including termination of your employment for cause. You could also be in violation of applicable securities laws and subject to civil and criminal penalties, including fines and imprisonment. The provisions of this Policy regarding insider trading continue to apply even after you are no longer employed or engaged by the Company. For the avoidance of doubt, this Policy is specific to the Company’s trading rules and does not amend or supersede the SEC’s insider trading rules, which provide broader restrictions.

It is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock or other securities. Regulators including the staff of the U.S. Securities and Exchange Commission (SEC) use sophisticated electronic surveillance techniques and carefully scrutinize trades by directors, employees, and others to uncover any inappropriate activity.

3.1Do not trade while in possession of material nonpublic information.

From time to time you may come into possession of “material nonpublic information” as a result of your relationship with the Company. Material nonpublic information can be generally defined as information that is not available to the public and that a reasonable investor may consider important in determining whether to buy or sell securities of the Company. You may not buy, sell, or trade (including giving or

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Exhibit 19

receiving gifts) in any stock or other securities of the Company at any time while you possess material nonpublic information concerning the Company, whether during a closed trading (or “blackout”) period, or at any other time. You must wait to trade until any such information has been public for at least two full trading days (a “trading day” is a day on which the New York Stock Exchange is open).

If you are ever unsure about whether information you possess would qualify as material nonpublic information or whether you should refrain from trading, please contact the Hillenbrand General Counsel’s Office prior to any proposed transactions involving Company securities.

3.2Refrain from trading during “blackout” periods.

The Company imposes periodic closed trading periods – commonly called “blackout periods” – during which all designated Company directors, officers, employees, and other such parties should refrain from dealing in Company stock or other securities (including giving or receiving gifts), whether or not you have material nonpublic information. Note, however, that the Company directors, officers, and others who are subject to the additional restrictions set forth in Part 4 of this Policy are expressly prohibited from trading during a blackout period, as further detailed in Part 4 below. Trading during blackout periods can carry increased risk because of the likelihood that you may have, or be viewed as having, material nonpublic information during such periods.

Closed trading periods generally begin on the day that is fourteen calendar days before the end of each fiscal quarter and run until at least two trading days after the corresponding quarterly or annual earnings announcements. In addition to regularly-scheduled (quarterly) blackout periods, the Company may from time to time designate other periods of time as special blackout periods – for example, if particular developments in the Company’s business merit suspension of trading by Company personnel.

Do not simply assume that you are free to trade in Company stock or other securities at all times during an “open trading window” (outside of imposed blackout periods). You may nonetheless have material nonpublic information during these times and, therefore, be prohibited from trading until such information has been public for at least two full trading days. Always use judgment when trading.

3.3Do not give nonpublic information to others.

Do not provide any nonpublic information concerning the Company to any other person (commonly referred to as “tipping”), including family members, and do not make recommendations or express opinions about trading in the Company’s stock under any circumstances. Tipping liability applies not only to those persons who trade based on a tip given to them, but also to any person who provides a tip to another party, even if the “tipper” does not profit from any trade and, in some cases, even if the tip is given inadvertently. Consequences for tipping can be severe, including termination of employment, and civil and criminal penalties, including fines and imprisonment.

3.4Do not use nonpublic information to trade in other companies’ stock.

In the course of your relationship with the Company, you may obtain nonpublic information regarding the Company’s customers, vendors, suppliers, or other business partners. Do not trade in the stock or other securities of any such business partner when you have material nonpublic information concerning that company that you learned in the course of your employment or service with the Company. All prohibitions relating to trading of the Company’s securities have equal applicability to trading in the securities of the Company’s business partners and other companies with whom you may have a relationship.

3.5Do not engage in hedging or pledging transactions involving Company securities.

Directors, officers, and other employees, or any of their designees, are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities either (i) granted to the employee

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or director by the Company as part of the compensation of the employee or director, or (ii) held (directly or indirectly) by the employee or director.

As a result, do not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or engage in any transactions that suggest you are speculating in, or hedging against, the Company’s securities – that is, you are trying to profit in short-term movements in the Company’s stock price. You may not engage in a “short sale” or any equivalent transaction involving the Company’s securities. A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them. These types of transactions put you in a position of conflict with your interests as a Company director, officer, or employee.

Also, do not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. Company securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. To avoid the appearance of impropriety in connection with the purchase and sale of Company securities, and because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

3.6Make sure your family members and persons controlling trusts (and similar entities) that benefit you do not violate this Policy.

For purposes of this Policy, any transactions engaged in by members of your immediate family – or by trusts, partnerships, foundations, and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family – are the same as transactions by you. You are responsible for ensuring that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.

3.7Exceptions for pre-arranged – or “10b5-1” – trading plans.

Rule 10b5-1 of the Securities Exchange Act of 1934 provides an affirmative defense against insider trading liability under federal securities laws for anyone who sells or purchases securities at a time when he or she possesses material nonpublic information, in cases where the sale or purchase was made pursuant to a pre-determined plan that meets the criteria set forth in Rule 10b5-1. Under the Rule, a person must show that:

a.Before becoming aware of any material nonpublic information, he or she (i) entered into a binding contract to purchase or sell the securities, (ii) instructed another person to purchase or sell the securities, or (iii) adopted a written plan for trading the securities;
b.The relevant contract, instructions, or plan mentioned above (i) specified the amount of securities to be purchased or sold, and at which price(s) and on which date(s) (or included a written formula for determining such information), and (ii) did not permit the person to exercise any subsequent influence over the purchase or sale; and
c.The purchase or sale occurred according to the contract, instructions or plan.

This affirmative defense creates opportunities for you to design programs that will provide you with liquidity during times when you would otherwise be restricted, because trades made pursuant to such a plan will be permitted under this Policy, even during blackout periods and at other times when you possess material nonpublic information about the Company.

To use this affirmative defense, you must (1) enter into any trading plan in good faith, as defined under the Rule; (2) not have “overlapping” trading plans, defined as more than one plan capable of actively trading at the same time; and (3) have no more than one “single-trade” plan per 12-month period. If you

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are a member of the Board of Directors or an Executive Officer (as defined by securities laws), your plan must include the following features, in addition to any other requirements under applicable law:

i.a certification that you are not aware of any material nonpublic information and that you are adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions in SEC Rule 10b-5; and
ii.a “cooling-off period” before any trading may commence, which expires on the later of (x) 90 days after plan adoption or modification, or (y) two business days following Hillenbrand’s disclosure of financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (not to exceed 120 days).

For all other associates adopting a trading plan, your cooling-off period must be 30 days following adoption or modification of the plan.

Any 10b5-1 or similar plan, and any modification to or termination of an existing such plan, must be approved by the Office of the General Counsel of Hillenbrand before being adopted and implemented to ensure compliance with Rule 10b5-1 and Company policy. In addition, members of the Board of Directors and Section 16 officers must promptly inform the Office of the General Counsel of Hillenbrand of the execution, modification, or termination of any trading plans and any trades thereunder. A copy of the plan will be required to be provided to the Office of the General Counsel. You may not enter into, terminate, or modify such a plan during a blackout period or at any time when you possess material nonpublic information. The Company strongly discourages modifications to or terminations of trading plans, but will review requests under applicable facts and circumstances.

The Hillenbrand General Counsel’s Office often assists associates in the implementation of Rule 10b5-1 plans and would be pleased to assist you with your evaluation of the merits and development of such a plan. Your broker will also likely also need to be involved in adopting and implementing such a plan.

3.8Exceptions for stock option exercises.

The mere exercise – without a subsequent sale – of Company stock options is exempt from this Policy, since the stock price applicable to that exercise does not vary with the market, but is fixed by the terms of the option agreement. However, any subsequent sale of shares acquired by way of option exercise is subject to this Policy.

4.Insider Trading – Additional Provisions for Certain Officers, Directors, and Associates

The following additional policies and restrictions apply to all members of the Hillenbrand Board of Directors and all “Executive Officers” of the Company (as defined by securities laws), as well as certain other officers, employees, and consultants of the Company who are expressly notified by the Company. Persons subject to these additional policies are also subject to the general policies and exceptions described in Part 3 above, with the more restrictive policy applying in any case where there may be a conflict.

4.1Do not trade during blackout periods.

The Company prohibits all HI directors, all Executive Officers, and certain other designated Company officers, employees, and consultants from trading during blackout periods – whether regularly scheduled (quarterly) blackout periods, or special blackout periods implemented from time to time. It is your responsibility to know when the Company’s quarterly blackout periods begin (you will be notified when they end), but they generally begin on the day that is fourteen calendar days before the end of each fiscal quarter. Consequently, you generally may trade in Company stock or other securities only during the period beginning on (and including) the third trading day after an earnings announcement and ending on (and including) the day that is fifteen calendar days before the start of the next fiscal quarter. Restrictions on trading while in possession of material nonpublic information also apply regardless of the blackout periods.

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The Company may also from time to time subject certain persons to special blackout periods, which may not be widely announced since that information can itself be highly sensitive. If you become aware of, or subject to, a special blackout period, you may not disclose to anyone the fact that trading has been suspended, including (without limitation) to other Company employees. You should treat the imposition of a special blackout period as material nonpublic information. For this reason, among others, it is extremely important that you adhere to the preclearance procedures outlined in this Policy.

There are two questions you must always ask before you (or immediate family members) trade in Company securities. If the answer to either question is yes, you may not buy or sell (including giving or receiving gifts of) Hillenbrand securities. If the answer to each question is no, you may be permitted to trade, but nevertheless must abide by applicable preclearance and other conditions set forth in this Policy:

a.Is this a closed trading period?
b.Am I in possession of material nonpublic information?

4.2Preclear all trades involving Company securities.

All HI directors, all Executive Officers, and certain other designated Company officers, employees, and consultants must refrain from trading in the Company’s stock or other securities, even during an open trading period, unless they obtain the approval of the Hillenbrand General Counsel’s Office before entering into a transaction. You should contact the General Counsel’s Office at least two trading days before you intend to engage in any transaction, to allow enough time for preclearance procedures.

4.3Observe the reporting, trading, and liability rules applicable to directors, executive officers, and 10% stockholders.

Federal securities laws impose heightened obligations on members of the Hillenbrand Board of Directors, certain officers of the Company, and holders of 10% or more of the Company’s outstanding stock. These laws will typically apply to the same persons subject to the additional provisions of Part 4 of this Policy – generally designated as “Section 16 officers” and/or “Rule 144 affiliates.” Among other things, these laws impose restrictions on “short swing trading” and require public reporting of certain transactions. The Office of the General Counsel will notify the Company’s Section 16 officers and Rule 144 affiliates of such status, and provide more detailed guidance on applicable rules, including by separate memorandum. However, it remains your individual responsibility to be aware of and comply with applicable law; failure to do so is a violation of this Policy. Where questions may arise regarding how liability may be imposed or whether certain reporting is technically required, you are strongly encouraged to choose to comply with the spirit and not the letter of the law – in other words, to err on the side of fully and promptly reporting a transaction even if not technically required to do so. When reporting is required, the Company expects full and timely cooperation by the individual.

4.4No exceptions for gifts.

Giving and receiving gifts of HI stock or other Company securities are subject to Part 4 of this Policy in all respects as if they were trades, requiring, in particular, preclearance by the Office of General Counsel of Hillenbrand (where applicable) and public disclosure (for Section 16 officers and members of the Board of Directors) within two business days.

5.Disclosure

Nonpublic information relating to the Company or its businesses is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the workplace or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of any nonpublic information about the Company or its businesses. The following are general disclosure rules that apply to all HI directors, all Company officers and employees, and all consultants, advisors, and contractors designated by the Company. Additional disclosure rules may apply, depending on your position or relationship with the Company. It is very important that you

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understand and follow these rules, as violations can result in disciplinary action by the Company, including termination of your employment for cause, as well as potential fines and imprisonment for legal violations.

5.1Do not discuss Company information with the press, analysts, or other persons outside of the Company.

Announcements of Company information may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public, and unauthorized disclosure could result in substantial liability for you, the Company, and its management. If you receive inquiries by any third party about the Company’s financial or other information, you should notify the Hillenbrand Investor Relations Office or General Counsel’s Office immediately.

5.2Do not participate in Internet “chat rooms,” social media forums, or similar dialogues in which the Company is discussed, without specific authorization.

Unless otherwise instructed, you may not participate in online dialogues (or similar activities) involving the Company, its businesses, or its securities.

6.Notifications and Questions

All preclearance requests should be directed to preclearance@hillenbrand.com for processing.

To make other appropriate notifications under the Policy, or to ask questions about it, please contact a member of the Office of General Counsel’s preclearance team:

•Nick Farrell, General Counsel, at (812) 931-5395 or nick.farrell@hillenbrand.com
•David Brown, Corporate & Securities Counsel, at (217) 720-3737 or david.brown@hillenbrand.com
•Veronica McCarthy, Corporate & Securities Paralegal, at (812) 931-5727 or veronica.mccarthy@hillenbrand.com

Hillenbrand reserves the right to amend this Policy at any time.

7.Authorization and Revision History

7.1Authorization

Date Approved	Version No.	Approved by	Position
August 28, 2024	1.0.1	Adopted by the Nominating/Corporate Governance Committee and Board of Directors	Nominating/Corporate Governance Committee and Board of Directors

7.2Policy Owner: General Counsel

7.3Revision History

Date	Version No.	Change Description	Author	Position

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Exhibit 19

December 2018	N/A	Superseded Policy	General Counsel	N/A
February 24, 2023	1.0.0	Adopted by the Nominating/Corporate Governance Committee and Board of Directors	Nick R. Farrell; Peter V. Hilton	Sr. V.P., General Counsel, Secretary & Chief Compliance Officer; Senior Counsel – Corporate & Securities
August 28, 2024	1.0.1	Clarifications, technical corrections, and non-substantive edits	Nick R. Farrell; David Brown	Sr. V.P., General Counsel & Secretary Counsel – Corporate & Securities

7.4CRB Review History

Date	Version No.	CRB Review	Author	Position
February 17, 2023	1.0.0	Via email	Nick R. Farrell; Peter V. Hilton	Sr. V.P., General Counsel, Secretary & Chief Compliance Officer; Senior Counsel – Corporate & Securities

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